Exhibit 99.1

NexMetals Reports 72% Increase in Selebi Main Mineral Resource of 32.47 Mt @ 1.53% Cu, 0.98% Ni Inferred, Selebi North Mineral Resource Estimate Pending

Updated Selebi Main mineral resource estimate establishes 495,400 contained tonnes of copper and 316,800 contained tonnes of nickel establishing 1.77 billion pounds of copper equivalent in the Inferred category

Selebi North estimate remains in progress and is not included in today’s results

Vancouver, British Columbia, October 1, 2026 – NexMetals Mining Corp. (TSXV: NEXM) (Nasdaq: NEXM) (the “Company” or “NexMetals”) is pleased to announce an updated Mineral Resource Estimate for Selebi Main (the “2026 Selebi Main MRE”), one of the deposits at its past-producing Selebi copper-nickel-cobalt mine in Botswana. The estimate was completed by The MSA Group (“MSA”) of Johannesburg, South Africa. The 2026 Selebi Main MRE increases total Mineral Resource tonnage by approximately 72% compared with the Selebi Main portion of the Company’s 2024 Mineral Resource Estimate (the “2024 MRE”). The updated Mineral Resource Estimate for Selebi North is progressing, with results expected to be reported separately in the near term, following completion of the ongoing work. No Selebi North mineral resources are included in the figures announced today.

Highlights:

●	72% Growth in the 2026 Selebi Main MRE. The 2026 Selebi Main MRE increased to 32.47 million tonnes, grading 1.53% copper and 0.97% nickel compared with 18.89 million tonnes grading 1.69% copper and 0.88% nickel in the 2024 MRE, with substantial increases in contained copper and nickel, including:

○	55% increase in contained copper to 495,400 tonnes, from 319,200 tonnes in 2024.
○	91% Increase in contained nickel to 316,800 tonnes, from 165,500 tonnes in 2024.
○	Cobalt is now included in the 2026 Selebi Main MRE, adding a third reported metal to the mineral resource estimate.

●	Resource tonnage growth: 91% of the increase is attributable to new drilling in the Flexure Zone.

●	Updated technical inputs. The 2026 Selebi Main MRE reflects updated metal price assumptions of US$5.10/lb Copper and US$9.10/lb nickel and incorporates previously reported metallurgical results demonstrating the ability to produce separate, clean copper and nickel concentrates that meet commercial smelter specifications.

●	Further growth potential. Recent step-out drilling completed after the mineral resource cut-off date intersected thick, high-grade massive sulphide mineralization. Those results are not included in the 2026 Selebi Main MRE.

Next Steps:

●	Selebi North Mineral Resource Estimate is Nearing Completion. The Selebi North Mineral Resource Estimate is being finalized and will be reported once complete. Together with the 2026 Selebi Main MRE announced today, it will provide a more comprehensive view of the mineral resource and overall scale of the Selebi Mines.

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Sean Whiteford, CEO of the Company, commented: “The updated Selebi Main estimate is a major milestone for NexMetals. Resource growth, driven primarily by new drilling in the Flexure Zone, exceeded our expectations and provides a stronger foundation for the next phase of technical work. Given the scale of the increase, we are reporting the Selebi Main Mineral Resource Estimate while MSA completes its work on Selebi North, which is not included in today’s figures. Consistent with Selebi Main, our drilling at Selebi North has been highly successful, delivering significant intercepts down plunge and beyond Selebi North’s 2024 mineral resource envelope. These results support our expectation of growth in the Selebi North resource, and we are optimistic that its forthcoming estimate will further demonstrate the size and scale of the Selebi Mines.

“Selebi Main also remains open beyond the limits of this estimate. Step-out drilling completed after the resource cut-off date has intersected thick, high-grade massive sulphide mineralization. Our data driven approach of using BHEM to guide our drilling has been tremendously successful and supports further growth potential both in down-dip and down-plunge directions. We continue to maintain a strong treasury position, with an approximate cash balance of $10.5 million at September 30th, supporting our ability to advance the next phase of work. Once the Selebi North Mineral Resource Estimate is complete, we will provide guidance on next steps.”

2026 Selebi Main Mineral Resource Estimate as of September 28, 2026

		Tonnage	Grade			Contained Metal
Classification	Deposit	(Mt)	Cu (%)	Ni (%)	Co (%)	Cu (kt)	Ni (kt)	Co (kt)	Total (Mlbs CuEq)
Inferred	Selebi Main Upper Zone	23.52	1.61	1.05	0.05	377.9	247.5	12.8	1,365
	Selebi Main Lower Zone	8.95	1.31	0.77	0.04	117.4	69.4	3.4	407
	Total	32.47	1.53	0.98	0.05	495.4	316.8	16.2	1,772

Notes:

1.	All tabulated data have been rounded and as a result minor computational errors may occur.
2.	Mineral Resources, which are not Mineral Reserves, have no demonstrated economic viability. There is no guarantee that all or any part of the Mineral Resource will be converted into a Mineral Reserve. The estimate of Mineral Resources may be materially affected by geology, environment, permitting, legal title, taxation, socio-political, marketing, or other relevant issues.
3.	kt = thousand tonnes, Mt = Million tonnes, Mlbs = million pounds
4.	The 2026 MRE has been prepared in accordance with the CIM Definition Standards (2014) and CIM Best Practice Guidelines (2019) with a data cut-off of September 21, 2026, and an effective date of September 28, 2026.
5.	Mineral Resources are reported at a cut-off value of US$75/t NSR (Net Smelter Return) defined as received value of final metal recovered minus off-site costs, and a minimum thickness of 1.5 metres.
6.	Mineral Resources are estimated using long-term prices of US$9.10/lb Ni, US$5.10/lb Cu, US$20.00/lb Co. The same metal prices were used in NSR calculations.
7.	Mineral Resources are estimated using nickel, copper and cobalt recoveries of 55.6%, 96.1%, and 60.2%, respectively, derived from metallurgical studies which consider a two-concentrate scenario.
8.	Payabilities and off-site treatment and refining costs were derived from an independent marketing study commissioned by NexMetals.
9.	Bulk density has been estimated in the block model based on an extensive data set of measurements taken from drillhole cores. The average density is 3.51 t/m3 for the Upper vein and 3.38 t/m3 for the Lower vein.
10.	Mineral Resources are reported using NSR values which assume mining costs of US$47.60/tonne, concentrate processing costs of US$20.00/tonne and G&A of US$5.50/tonne.
11.	Areas depleted or sterilized by mining were removed from the mineral resource as well as an interpreted dyke.
12.	There are no Mineral Reserves.
13.	Copper equivalent is calculated using the formula CuEq =(Cu%*96.4+Ni%*87.0+Co%*132.7)/96.4.

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The table reports Selebi Main only. The updated Selebi North mineral resource estimate is pending and is not included. Totals may not add up due to rounding.

2026 Selebi North MRE Pending
2026 Selebi Main MRE
Inferred: 32.47 Mt @ 1.53% Cu & 0.98% Ni
(72% increase vs. 2024 MRE)
N
Underground Workings
OPEN
~1.5km Thick, High-Grade Trend of Massive Sulphides
2024 Selebi North MRE
Indicated: 3.0 Mt @ 2.92% CuEq
Inferred: 5.83 Mt @ 3.11% CuEq
OPEN
0
1
2 km
Azimuth 30
Drilling
2025-2026 Drilling
NI-43-101 Resources (MRE)
2026 MRE
2024 MRE
Geophysical Models
Modeled Conductive Mineralization

Figure 1: Long section of Selebi Mines highlighting the 2026 Selebi Main MRE.

Mineral Resource Data and Quality Control

The historical sampling data collected by the previous owner and operator, BCL Limited (“BCL”) included Ni and Cu assays and selective Co assays. The historical data was verified by NEXM through drilling of new holes between historical holes, which intersected mineralization in the expected position, and a twin intercept from a wedge from one BCL surface hole. The data compared within reasonable limits given the variability of the mineralization.

The geological database used in the MRE comprises sixty-nine (69) historical (BCL) surface drillholes and 38 NEXM drillholes, including the extension of 6 BCL drillholes, and 171 underground drillholes drilled by BCL during mining operations that were selected by MSA from a larger underground drilling dataset to be representative of the mineralization in and close to the mined-out areas.

The BCL assays were completed at the BCL Phikwe Laboratory. At the time of preparation and analysis, the BCL-owned laboratory was not independent of the operator and accredited only for high grade matte analyses, but not for exploration grade analyses. Ni and Cu were analysed by flame atomic absorption spectrometry. Relative density measurements were obtained by water immersion method.

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The NexMetals drill core was logged, photographed and marked for sampling in nominal lengths of one metre. The core samples were cut in half longitudinally using a rotating diamond saw. The core samples were given a unique sample reference number, bagged and despatched to ALS Laboratories Ltd. in Johannesburg, South Africa for analysis (SANAS Accredited Testing Laboratory, No. T0387). Samples were analysed for Ni, Cu, and Co using a peroxide fusion preparation and inductively coupled plasma atomic emission spectrometry (ICP-AES) finish (ME-ICP81). Analyses for Pt, Pd, and Au were by fire assay (30 g nominal sample weight) with an ICP-AES finish (PGMICP23), also by ALS. Ag was analysed using a 4-acid digest and ICP-AES finish (ME-ICP61). Specific gravity measurements were also completed by ALS on pulps of selected samples.

The NexMetals drilling was subjected to a comprehensive programme of quality assurance and quality control by NexMetals, independent of the laboratories’ own QAQC measures, including certified reference materials (5%), blank samples (5%), coarse duplicate samples (5%) and pulp duplicate samples (5%). The Qualified Person, Mr. J.C. Witley (BSc Hons, MSc (Eng.)), is satisfied that the assay results are of sufficient accuracy and precision for use in Mineral Resource estimation.

Mineral Resource Estimate

The 2026 Selebi Main MRE was completed by The MSA Group in Johannesburg, South Africa.

The Mineral Resource was estimated using the Canadian Institute of Mining, Metallurgy and Petroleum (CIM) Best Practice Guidelines and is reported in accordance with the 2014 CIM Definition Standards, which have been incorporated by reference into National Instrument 43-101 – Standards of Disclosure for Mineral Projects (“NI 43-101”).

The deposit can be described as a metamorphosed magmatic nickel-copper sulphide deposit. Mineralization at Selebi Main comprises massive, semi-massive and disseminated sulphides contained within a unit of amphibolite that is surrounded by undifferentiated quartzo-feldspathic and mafic gneisses. Two mineralized zones have been interpreted, known as the Upper Vein and the Lower Vein, which are separated by barren gneiss. The Upper Vein is generally the most continuous, whereas the Lower Vein is not developed over the entire area of the Upper Vein. The veins reach thicknesses of up to 35 metres and can narrow to 10’s of cm and pinch out locally. The veins have an average true thickness of approximately 7 metres for each vein. The deposit is broadly tabular with a strike length of between 1,500 m in the shallower areas to 2,500 m at depth and NEXM drilling intersected nickel-copper sulphides at depths of up to approximately 1,950 m below surface. Stoping has depleted the Mineral Resource from near surface to between 800 m and 1,000 m below surface. The deposit dips to the southwest at an average of 40 degrees, however, local dip variability was commonly experienced in the prior mining areas.

Cobalt and silver occur within the nickel-copper sulphide mineralization, with sufficient cobalt data to include in the MRE; however silver assays are not available over much of the Mineral Resource extent and have not been included in the MRE. Minor concentrations of platinum and palladium occur within the nickel-copper sulphide mineralization for which economic potential has not been established and, similarly to silver, platinum and palladium assays do not cover the full extent of the Mineral Resource. Sulphide mineralogy is primarily pyrrhotite, chalcopyrite and pentlandite.

All recent exploration at the project, since the closure of the mine, was completed by NEXM in 2022 and 2023, and from 2025 to 2026 and is ongoing. All prior exploration work of relevance to the MRE was completed by the previous operator, BCL Ltd (BCL) up until 2016. The drilling completed since the 2024 MRE allowed for refinement of the previous interpretation and extension to the previously defined resource area. The cut-off date for inclusion of data in this MRE is 21 September 2026.

Geological modelling was undertaken in Datamine Studio RM utilising implicit vein modelling. Upper and Lower veins were coded into the surface and underground drillhole data based on thickness, lithology and grade. Vein intercepts were selected based on an approximate threshold Net Smelter Return (NSR) value of US$70/t using nickel, copper and cobalt grades, while ensuring geological continuity between closely spaced intercepts. A minimum thickness of 1.5 metres was used to allow for a potential minimum mining width, and in some cases dilution outside the mineralized vein was included. Variography was completed using Datamine Supervisor software. Ellipsoids were orientated in the plane of mineralization with slight anisotropy along the mineralization plunge. Nickel, copper, and cobalt grades were interpolated into a rotated block model with a parent cell size of 20 mX by 20 mY by 2 mRL using ordinary kriging, and density was estimated using inverse distance squared. The Datamine process of “Dynamic Anisotropy” was used to modify the search ellipse to changes in the vein orientation. Volumes representing mined voids were removed and a single modelled dyke was assigned grades of zero. NSR was then calculated for each block model cell using the estimated grades, metal prices, recoveries, off-site costs and payabilities. The mineral resource model was classified into the Inferred category, taking into account data quality, geological modelling uncertainty, drillhole spacing and kriging outputs. The majority of the Inferred Mineral Resource is informed by drillholes with an approximate spacing of 200 metres or significantly less close to the mined areas. The Mineral Resource extent was extrapolated a maximum of 100 metres along strike, 150 metres down plunge or the lesser of halfway to a below threshold intercept.

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The Mineral Resource was reported using am NSR grade above US$75 and a minimum thickness of 1.5 metres. Using concentrate costs of US$20/tonne, G&A of US$5.50 per tonne, mining costs of US$47.6 and royalites of 3% for base metals the Mineral Resource satisfies cut-off grade criteria and the QP considers that reasonable prospects for eventual economic extraction (RPEEE) for the Mineral Resource have been demonstrated.

Mineral resources are not mineral reserves and do not have demonstrated economic viability. The estimate of mineral resources may be materially affected by environmental, permitting, legal, title, taxation, socio-political, marketing, or other relevant issues. There is no certainty that any mineral resources will be converted into mineral reserves. The quantity and grade of reported Inferred resources in the 2026 Selebi Main MRE are uncertain in nature, there has been insufficient exploration to define these Inferred resources as an Indicated or Measured mineral resource, and it is uncertain if further exploration will result in upgrading them to an Indicated or Measured mineral resource category.

Qualified Persons

Mr. J.C. Witley (BSc Hons, MSc (Eng.)) is a geologist with more than 35 years’ experience in base and precious metals exploration and mining as well as Mineral Resource evaluation and reporting. He is Head of Mineral Resources for The MSA Group (an independent consulting company), is registered as Pr.Sci.Nat. with the South African Council for Natural Scientific Professions (SACNASP) and is a Fellow of the Geological Society of South Africa (GSSA). Mr. Witley has the appropriate relevant qualifications and experience to be considered a “Qualified Person” for the style and type of mineralization and activity being undertaken as defined in NI 43-101 and is considered independent of NexMetals pursuant to NI 43-101. Mr. Witley has reviewed and approved the technical and scientific information within this news release pertaining to the Mineral Resource Estimate.

Verification included a site visit by the QP to inspect historical mineralized core, observe existing infrastructure on surface and underground, examine mineralization in underground drives, and verify several surface drillhole collar locations (both historical and recent). The mineralization in several holes was inspected by the QP together with the sample assay results to verify the magnitude of the mineralization copper and nickel grades. In addition, a selection of samples collected by NexMetals have been verified against independently accessed assay certificates, and a random selection of historical database results have been compared against digital records.

The scientific and technical content of this news release has been reviewed and approved by Sharon Taylor, V.P. Geophysics of the Company, MSc, P.Geo, who is a “qualified person” for the purposes of NI 43-101.

Technical Report

The 2026 Selebi Main MRE will be supported by a NI 43-101 Technical Report to be filed within 45 days of this news release.

SRC Swiss Resource Capital AG Engagement

NexMetals has engaged SRC Swiss Resource Capital AG (“SRC”) to provide digital, translation, news and communications services in Europe (the “Services”). Under the terms of the engagement agreement (the “Agreement”), NexMetals has agreed to pay SRC a fee of CHF 5,000 per month out of its working capital for a six-month term until March 1, 2026, continuing month-to-month thereafter. SRC’s CEO is Marc Ollinger and has an address at Poststr. 1, CH-9100 Herisau, Switzerland. SRC is at arm’s length to NexMetals, has no interest, directly or indirectly, in NexMetals or its securities (or any right or intent to acquire such an interest), and has no other relationship with NexMetals, except pursuant to the Agreement. The Agreement is subject to the approval of the TSX Venture Exchange.

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About NexMetals Mining Corp.

NexMetals Mining Corp. is a TSX.V and NASDAQ listed mineral exploration and development company focused on redeveloping the past-producing Selebi and Selkirk copper-nickel-cobalt-platinum group element mines in Botswana. At Selebi, NexMetals has confirmed the scale of mineralization is larger than historical estimates, supported by NI 43-101- and Regulation S-K 1300-compliant resource estimates, with ongoing down-hole geophysics, drilling, and metallurgical programs aimed at expanding resources and supporting future economic studies. The Company is led by an experienced management and technical team with a proven track record in global mineral projects, emphasizing disciplined execution, transparent governance, and long-term stakeholder value creation.

For further information about NexMetals Mining Corp., please contact:

Sean Whiteford

CEO

info@nexmetalsmining.com

1-866-794-NEXM (6396)

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Neither the TSX Venture Exchange and its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) nor the Nasdaq Stock Market LLC accepts responsibility for the adequacy or accuracy of this news release. No stock exchange, securities commission or other regulatory authority has approved or disapproved the information contained herein.

Cautionary Note Regarding Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of the United States federal securities laws and “forward-looking information” within the meaning of applicable Canadian securities legislation (collectively, “forward-looking information”) based on expectations, estimates and projections as at the date of this news release. Forward-looking information involves risks, uncertainties and other factors that could cause actual events, results, performance, prospects and opportunities to differ materially from those expressed or implied by such forward-looking information. For the purposes of this release, forward-looking information includes, but is not limited to, the filing of a Technical Report prepared in accordance with National Instrument 43-101 on SEDAR+ and EDGAR within 45 days of this news release; the growth and corresponding completion and reporting of the updated Selebi North mineral resource estimate; the expectation that the combined Selebi Main and Selebi North estimates will provide a more complete picture of the Selebi Mines mineral resources; further growth potential from step-out drilling completed after the resource cut-off date, including thick, high-grade massive sulphide mineralization extending beyond the updated resource envelope; Selebi’s development potential, the ability to produce separate, clean copper and nickel concentrates meeting commercial smelter specifications, and remaining upside potential; the Company continuing to advance the Selebi Project through drilling and further technical work; and the Company providing guidance on next steps following completion of the Selebi North estimate. The forward-looking information in this news release is based on certain key assumptions, including, but not limited to, assumed metal prices and recoverability; the ability of the Company to produce separate, clean copper and nickel concentrates meeting commercial smelter specifications; the continued availability of qualified personnel to complete pending technical work; MSA completing the Selebi North mineral resource estimate in the ordinary course without material delays; the Company’s ability to file the Technical Report on SEDAR+ and EDGAR within the required 45-day period; the absence of material adverse changes to applicable laws, regulations or permitting requirements in Botswana; and the Company having sufficient working capital to fund its planned exploration and development activities. The forward-looking statements in this news release, by their nature, necessarily involve known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied in these forward-looking statements. Factors that could cause actual results to differ materially from such forward-looking information include, but are not limited to, potential delays in the completion and reporting of the Selebi North mineral resource estimate by MSA; the risk that the Technical Report may not be filed within the stated 45-day period; capital and operating costs varying significantly from estimates; the preliminary nature of drilling and metallurgical test results; the risk that step-out drilling results completed after the resource cut-off date may not translate into additional mineral resources upon further evaluation; payabilities of metals varying from expectations; the ability of exploration results to predict mineralization; the risk that the Company will not be able to expand or enhance its current mineral resource estimates; the ability of the Company to implement its drilling, geoscience and metallurgical work on its properties and work plans generally; prefeasibility or the feasibility of mine production; delays in obtaining or failures to obtain required governmental, environmental or other project approvals; uncertainties relating to the availability and costs of financing needed in the future; changes in equity markets; inflation; fluctuations in commodity prices; delays in the development of projects; the other risks involved in the mineral exploration and development industry; and those risks set out in the Company’s filings with the SEC on EDGAR (www.sec.gov) and public disclosure record on SEDAR+ (www.sedarplus.ca), in each case, under the Company’s issuer profile. Although the Company believes that the assumptions and factors used in preparing the forward-looking information in this news release are reasonable, undue reliance should not be placed on such information, which only applies as of the date of this news release, and no assurance can be given that such events will occur in the disclosed time frames or at all. The Company disclaims any intention or obligation to update or revise any forward-looking information, whether as a result of new information, future events or otherwise, other than as required by law.

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